EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT


      This Employment Agreement (this "Agreement") dated June 1, 1999 is between Garden Ridge Management, Inc., a Delaware corporation (the "Company"), and Armand Shapiro (the "Executive").

      WHEREAS, the retail and business operations are conducted by and through the Company and the Company is indirectly owned by Garden Ridge Corporation, a Delaware corporation ("Garden Ridge"); and

      WHEREAS, the Company desires to retain the services of the Executive as Chairman of Garden Ridge, and the Executive desires to be retained in such capacity, all upon the terms and subject to the conditions set forth in this Agreement.

      Accordingly, the parties agree as follows:

      1. TERM. The term of the Executive's employment hereunder shall commence on June 1, 1999 (the "Effective Date") and shall continue until the third anniversary thereof (the "Term"), unless sooner terminated pursuant to Section 7 of this Agreement.

      2. EMPLOYMENT. As of the Effective Date, the Company agrees to employ the Executive and the Executive accepts such employment upon the terms and conditions of this Agreement. The Executive shall devote to the business of Garden Ridge such amount of time as determined by the Board of Directors; PROVIDED, HOWEVER, that the Executive shall be permitted to (i) make personal investments, (ii) engage in charitable activities and (iii) serve as a member of the board of directors of corporations other than Garden Ridge and its subsidiaries, in all cases, to the extent that such activities do not materially interfere with his duties hereunder.

      3. DUTIES. The Executive is employed to serve at all times during the Term as Chairman of Garden Ridge. He shall do and perform such duties and render such services as customarily performed by a person in such capacity, subject always to the policies of the Board of Directors of the Company of Garden Ridge (the "Board of Directors"). Notwithstanding anything to the contrary herein, all references to the rights, duties and obligations of the Executive hereunder, including without limitation the duties of the Executive in serving as Chairman hereunder, shall relate to the Executive in his capacity as an officer of Garden Ridge, and shall not refer to any right, duty or obligation of the Executive in the Executive's capacity as a director of the Company, Garden Ridge or any of their respective affiliates.

      4. COMPENSATION. As compensation for all the services to be rendered pursuant to this Agreement, the Company shall pay the Executive a base compensation of $350,000 per annum (the "Base Compensation") payable in accordance with the regular payroll practices for executives of the Company; PROVIDED, HOWEVER, that the Executive's Base Compensation shall be appropriately prorated in the case of a partial year.

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      5.    EXECUTIVE BENEFITS.

            5.1 FACILITIES, SERVICES AND AMENITIES. The Executive shall not maintain an office at the Company's facilities, but the Company shall provide the Executive with office facilities and a secretary at a location determined by the Executive, and other services and amenities substantially similar to the existing practices of the Company.

            5.2 FRINGE BENEFIT PLAN. During the Term, the Executive shall be entitled to participate in all plans and receive all rights and benefits for which he shall be eligible under any pension, deferred compensation, health, hospitalization, disability or group life insurance or other so-called "fringe" benefit plan which the Company provides for its executives generally. After the Term and until the Executive reaches age 65, the Executive shall be entitled to participate, at his expense, in all plans and receive all rights and benefits for which he shall be eligible under any pension, deferred compensation, health, hospitalization, disability or group life insurance or other so-called "fringe" benefit plan which the Company provides for its executives generally.

            5.3 VACATION. The Executive shall be entitled to paid vacation pursuant to the Company's existing vacation policy.

      6. BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonably incurred travel, hotel, entertainment and other business expenses upon presentation by him of an itemized account of such expenditures in accordance with the Company's procedures.

      7.    TERMINATION.

            7.1   EVENTS OF TERMINATION.

                  7.1.1 The Company may terminate this Agreement prior to the last day of the Term upon the occurrence of any one or more of the following events:

                        (a)   the death of the Executive;

                        (b) a determination of the Disability (as hereinafter
            defined) of the Executive;

                        (c) any material violation by the Executive of the
            non-compete or confidentiality covenants set forth in Section 8 of this Agreement;

                        (d) a material and willful violation of this Agreement
            or any lawful direction of the Board of Directors consistent with this Agreement;

                        (e) the commission by the Executive of a willful or
            grossly negligent act in bad faith that causes material harm to the Company as determined by a majority of the Board of Directors;

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                        (f) a final, unappealable conviction of the Executive in
            a court of law of any crime or offense resulting in imprisonment, or that involves fraud, theft, or embezzlement from the Company, except as may result from actions or omissions to act that were directed by the Board of Directors; or

                        (g) any drug, alcohol or other substance addiction on
            the part of the Executive;

PROVIDED, HOWEVER, that termination of this Agreement under clauses (b) through
(g) shall be made upon written notice to the Executive by the Company, specifying in reasonable detail the reason therefor. The term Disability shall mean, with respect to the Executive, that due to physical or mental infirmity, whether total or partial, the Executive is substantially unable to perform his services hereunder, as determined by the Company's disability carrier, for a period of six months in the aggregate during any twelve month period.

                  7.1.2 The Company may terminate this Agreement for any reason other than the events listed in Sections 7.1.1(c) through (g); PROVIDED, HOWEVER, that in such event the Executive shall be entitled to receive the amounts described in Section 7.2.2.

                  7.1.3 If the Executive resigns or terminates this Agreement for any reason, the Executive shall be entitled to receive the amounts described in Section 7.2.2.

                  7.1.4 If the Executive resigns or terminates this Agreement because of a willful breach by the Company of its obligations under this Agreement that continues after notice to the Board of Directors and reasonable opportunity to cure such breach or because of instructions by the Board of Directors to perform an unlawful act, then in addition to the Executive being entitled to receive the amounts described in Section 7.2.2, the Executive shall, notwithstanding the provisions of Sections 7.2.2 or 8.1, be released from any obligations under Section 8.1.

            7.2   EFFECT OF TERMINATION.

                  7.2.1 In the event of a termination of this Agreement under Sections 7.1.1(a) and 7.1.1(c) through (g), the Executive shall be entitled to receive, within fifteen days of such termination (a) any portion of the Base Compensation relating to the period prior to the date of such termination which has not been paid, and (b) all reimbursements due the Executive from the Company for expenses specified in Section 6 which have not been paid.

                  7.2.2 In the event of a termination of this Agreement under Sections 7.1.1(b), 7.1.2, 7.1.3 or 7.1.4, the Executive shall be entitled to receive the Base Compensation that would have been payable to the Executive through the end of the Term had this Agreement otherwise not been terminated hereunder; PROVIDED, HOWEVER, that if the Executive violates at any time the non-compete or confidentiality covenants set forth in Section 8 of this Agreement (except to the extent that the Executive may have been released from such covenants pursuant to Section 7.1.4 if such provision is applicable), the Executive shall have no right thereafter to receive any compensation or benefit hereunder.

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                  7.2.3 In the event of a termination of this Agreement prior to the end of the Term, the rights and benefits identified in Section 5.2 shall continue until the end of the Term.

                  7.2.4 If the Company terminates this Agreement, the Executive or his legal representative, as the case may be, shall have no claim against the Company and this Agreement shall become null and void and have no further force or effect, except that this Section 7.2 and Section 8 shall survive any such termination.

      8. CERTAIN COVENANTS OF THE EXECUTIVE.

            8.1 NON-COMPETE AGREEMENT. During the Term and for a period ending on the second anniversary of the end of the Term (the "Restricted Period"), the Executive covenants and agrees that he shall not, directly or indirectly, (a) engage in any business that competes with Garden Ridge (as hereinafter defined) within the United States, or (b) contact or solicit any of the suppliers of Garden Ridge for the purpose of causing or attempting to cause any such person to change materially its relationship with Garden Ridge. As used in this Section 8.1, a business shall be considered to "compete with Garden Ridge" only if more than 30% of the sales revenues of such business is attributable to the retail sale of goods which are the same or substantially similar to those categories of goods being offered for sale by Garden Ridge at retail as of the end of the Term (or, if being determined as of any time prior to the end of the Term, than as of such time).

            8.2 CONFIDENTIAL INFORMATION. During the Term and at all times thereafter, the Executive covenants and agrees that he shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Garden Ridge and its affiliates, all confidential matters of Garden Ridge, if any, including, without limitation, trade secrets, customer lists, financial data and other proprietary information of Garden Ridge and all information about Garden Ridge (financial or otherwise), learned by the Executive heretofore or hereafter, and shall not disclose them to any person outside Garden Ridge, either during or after employment by Garden Ridge, except as required in the course of performing duties hereunder or with Garden Ridge express written consent.

            8.3 REMEDIES. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 8.1 or 8.2, the Company shall have the right and remedy (in addition to, and not in lieu of, any other rights or remedies available to the Company under law or in equity) (i) to have the provisions of this Agreement specifically enforced by a court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Garden Ridge and that money damages will not provide an adequate remedy to Garden Ridge for any breach thereof, and (ii) to require the Executive to account for and pay over to the Garden Ridge all compensation, profits, monies or other benefits derived or received by the Executive as a result of any breach of any of the provisions of
Section 8.1 or 8.2, and the Executive hereby agrees to account for and pay over all such amounts to the Company.

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            8.4 LIMITATION ON LIABILITY. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall be liable to the Company under this Agreement solely for a breach of any of the provisions of
Section 8.1 or 8.2, and the Executive shall have no obligations or liability for any breach of or default in any other provisions hereof including, without limitation, the Executive shall have no liability hereunder in the event the Executive resigns or terminates this Agreement for any reason.

      9. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if delivered personally to the Executive or sent by certified or registered mail to his residence at 10 South Briar Hollow Lane, Suite 11, Houston, Texas 77027 in the case of the Executive, or to the principal office of the Company at 19411 Atrium Place, Suite 170, Houston, Texas 77084-6099 in the case of the Company, or to such other address as either party may hereafter notify the other.

      10. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by that party.

      11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state.

      12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties in respect of the Executive's employment and employment compensation.

      13. SECTION HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      14. SEVERABILITY. If any provision or any portion of any provision of this Agreement shall be arbitrated or adjudicated to be invalid or unenforceable under law, the parties hereto agree that the remainder of this Agreement shall not be affected thereby.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                 GARDEN RIDGE MANAGEMENT, INC.


                                 By: /s/ PAUL T. DAVIES
                                         Paul T. Davies, Chief Executive Officer


                                     /s/ ARMAND SHAPIRO
                                         Armand Shapiro

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